Exhibit 16.1

January 24, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by Brooklyn ImmunoTherapeutics, Inc.  under Item 4.01 of its Form 8-K dated January 18, 2022.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Brooklyn ImmunoTherapeutics, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp